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                                                                    EXHIBIT 99.1


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             COMPREHENSIVE CARE CORPORATION CONCLUDES IRS SETTLEMENT

                      COMPANY MAKES PAYMENT IN FULL TO IRS

TAMPA, FL - (PR NEWSWIRE) - MARCH 3, 2003 - Comprehensive Care Corporation (OTCBB:CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services through its operating subsidiaries, today announced that on February 26, 2003 the Company fully satisfied the "Offer in Compromise" with the Internal Revenue Service (IRS) by making a cash payment of $2.3 million to settle the previously accrued tax liability of $12.1 million. Further, in accordance with a settlement agreement reached with its former tax advisor, CompCare received a $525,000 cash refund of the $2.5 million in fees previously paid by the Company to the advisor and applied these funds towards the IRS payment.

As a result of the IRS and tax advisor settlements, CompCare expects to record a net gain of approximately $7.7 million in its third fiscal quarter, ending February 28, 2003. Such gain is specific to the IRS and tax advisor settlement transactions and will be recorded as other, non-operating income.

Robert Landis, Chief Financial Officer of CompCare, noted, "We elected the one-time cash payment, in lieu of the two year repayment plan, to finally put this IRS issue behind us. CompCare can now focus on the aggressive implementation of our national growth initiatives and the restoration of shareholder value for our loyal stockholders."

ABOUT COMPREHENSIVE CARE CORPORATION

Established in 1969, Comprehensive Care Corporation administers and operates behavioral health, substance abuse, and employee assistance programs for governmental agencies and managed care companies throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service and operations centers in Connecticut, Florida, Michigan, and Texas; serves more than 1,100,000 covered individuals nationwide; and has a network of approximately 5,600 behavioral health practitioners.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company's anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company's SEC reports.

                      FOR MORE INFORMATION, PLEASE CONTACT
             Stephanie Noiseux, Elite Financial Communications Group
                   407-585-1080 or via email at steph@efcg.net





                                       ELITE FINANCIAL COMMUNICATIONS GROUP, LLC
                                                    605 Crescent Executive Court
                                                        Lake Mary, Florida 32746
                                         Phone: 407-585-1080 | Fax: 407-585-1081
                                                                    www.efcg.net